SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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STRATEGIC FUNDS, INC.

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DREYFUS SELECT MANAGERS SMALL CAP GROWTH FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Dear Shareholder:

The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to changes involving a current sub-adviser for Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of Strategic Funds, Inc. (the "Company").

Specifically, the Board of Directors of the Company (the "Board") approved a new sub-investment advisory agreement (the "Current Geneva Sub-Advisory Agreement"), on behalf of the Fund, between The Dreyfus Corporation, the Fund's investment adviser ("Dreyfus"), and Geneva Capital Management LLC ("Geneva").  Geneva Capital Management Ltd. ("Geneva Ltd.") has served as a sub- adviser for the Fund since July 2010.  Due to a change in the ownership and organizational structure of Geneva Ltd. that occurred on October 1, 2014, the original sub-investment advisory agreement (the "Initial Geneva Sub-Advisory Agreement") between Dreyfus, on behalf of the Fund, and Geneva Ltd. was terminated.  To enable Geneva to continue to provide sub-investment advisory services to the Fund, the Board approved the Current Geneva Sub-Advisory Agreement, which is substantially similar in material respects to the Initial Geneva Sub-Advisory Agreement.  It is anticipated that the termination of the Initial Geneva Sub-Advisory Agreement and the implementation of the Current Geneva Sub-Advisory Agreement will not have any effect on the services provided to the Fund by Geneva, and that Geneva will continue to manage its allocated portion of the Fund's investment portfolio in the same manner as it had done under the Initial Geneva Sub-Advisory Agreement.

Further information about Geneva and the approval of the Current Geneva Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-DREYFUS.

Sincerely,

Bradley J. Skapyak
President
Strategic Funds, Inc.

November 10, 2014

Dreyfus Select Managers Small Cap Growth Fund
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Strategic Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about changes in the ownership and organizational structure of Geneva Capital Management Ltd. ("Geneva Ltd."), a sub-adviser for the Fund since July 2010.

Due to the change in the ownership and organizational structure of Geneva Ltd. that occurred on October 1, 2014, the original sub-investment advisory agreement (the "Initial Geneva Sub-Advisory Agreement") between The Dreyfus Corporation, the Fund's investment adviser ("Dreyfus"), on behalf of the Fund, and Geneva Ltd. was terminated.  To enable Geneva Capital Management LLC ("Geneva") to continue to provide sub-investment advisory services to the Fund, the Board approved a new sub-investment advisory agreement (the "Current Geneva Sub-Advisory Agreement"), on behalf of the Fund, between Dreyfus and Geneva.  The Current Geneva Sub-Advisory Agreement was approved by the Board upon the recommendation of Dreyfus, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and Dreyfus (the "Exemptive Order").

This Information Statement is being mailed on or about November 17, 2014 to shareholders of record of the Fund as of October 23, 2014.  Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary.  To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.

The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  A copy of the Fund's most recent Annual Report is available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY THIS INFORMATION STATEMENT AND THE FUND'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.DREYFUS.COM/PROXYINFO

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund.  The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are either unaffiliated with Dreyfus or are wholly-owned subsidiaries (as defined in the 1940 Act) of Dreyfus' ultimate parent company, which is The Bank of New York Mellon Corporation ("BNY Mellon"), and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval.  Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.

The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser's retention.  This Information Statement provides such notice of the changes and presents details regarding Geneva and the Current Geneva Sub-Advisory Agreement.

INVESTMENT ADVISER

The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166.  Founded in 1947, Dreyfus manages approximately $254 billion in 170 mutual fund portfolios.  Dreyfus, a wholly-owned subsidiary of BNY Mellon, is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 35 countries and serving more than 100 markets.  BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace.  BNY Mellon has $28.5 trillion in assets under custody and administration and $1.6 trillion in assets under management.  BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation.  BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies.  Additional information is available at www.bnymellon.com.

Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus, dated August 24, 1994, as amended May 15, 2006.  Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.  The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-advisers.  The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval.  The Management Agreement is terminable without penalty, on not more than 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, on not less than 90 days' notice, by Dreyfus.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Management Agreement provides that Dreyfus shall exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement.  The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on November 4-5, 2013, and by the Fund's initial shareholder on April 26, 2010.  A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's semi-annual report for the six-months ended November 30, 2013.

Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects, and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies, and restrictions.

Dreyfus has engaged its affiliate, EACM, as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-advisers for the Fund.  EACM seeks sub-advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal.  EACM recommends the portion of the Fund's assets to be managed by each sub-adviser, which may be adjusted by up to 20% of the Fund's assets without the approval of the Board.  EACM monitors and evaluates the performance of the sub-advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-advisers.  EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, is a registered investment adviser specializing in multi-manager investment programs for institutional and high net worth clients representing approximately $5.5 billion in assets.  EACM is a wholly-owned subsidiary of BNY Mellon.

The Fund has agreed to pay Dreyfus a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets.  Dreyfus has contractually agreed, until October 1, 2015, to waive receipt of its fees and/or assume the expenses of the Fund so that the direct expenses of none of the Fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 1.05%.  For the Fund's fiscal years ended May 31, 2012, 2013 and 2014, $1,285,973, $2,404,784 and $4,005,253, respectively, was payable by the Fund to Dreyfus pursuant to the Management Agreement; of which $22,768 was waived in 2012 and $2,701 was waived in 2014 as a result of fee waivers and/or expense reimbursement arrangements then in place.

The following persons are officers and/or directors of Dreyfus:  J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chair and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Patrice M. Kozlowski, Senior Vice President–Corporate Communications; Charles Doumar, Vice President–Tax; Kathleen Geis, Vice President; Jill Gill, Vice President–Human Resources; Tracy A. Hopkins, Vice President–Cash Strategies; Anthony Mayo, Vice President–Information Systems; Claudine Orloski, Vice President–Tax; Dean M. Steigauf, Vice President; Gary Pierce, Controller; Joseph W. Connolly, Chief Compliance Officer; John Pak, Chief Legal Officer; Christopher O'Connor, Chief Administrative Officer; and James Bitetto, Secretary.  Messrs. Skapyak, Connolly, Pak and Bitetto also serve as officers of the Company.  Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer, Mr. Pak serves as Chief Legal Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company.  No other officers or directors of Dreyfus serve as officers or Directors of the Company.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.

CHANGES INVOLVING A CURRENT SUB-ADVISER

Overview

Geneva has served as a sub-adviser for the Fund, managing an allocated portion of the Fund's investment portfolio, since July 2010.  The Board, including a majority of the Independent Directors, considered and re-approved the Initial Geneva Sub-Advisory Agreement at the Board meeting held on November 4-5, 2013.  At an in-person Board meeting held on July 28, 2014 (the "July Meeting"), the Board discussed the then-pending acquisition by Henderson Global Investors ("Henderson") of the entire issued share capital of Geneva (the "Transaction").  At the July Meeting, Dreyfus reported that the Transaction was expected to close on or about October 1, 2014.

1
In connection with the closing of the Transaction (defined below), Geneva Capital Management Ltd. became Geneva Capital Management LLC.  References herein to "Geneva" refer to Geneva Capital Management Ltd. prior to October 1, 2014 and to Geneva Capital Management LLC thereafter.

At the July Meeting, the Board considered that the Transaction would result in a change of control of Geneva, and, consequently, the assignment and automatic termination of the Initial Geneva Sub-Advisory Agreement pursuant to the terms of said Agreement and provisions of the 1940 Act.  In order for Geneva to provide uninterrupted sub-investment advisory services to the Fund after consummation of the Transaction, the Board, including a majority of the Independent Directors, approved (i) the continuation of Geneva as a sub-adviser for the Fund and (ii) the Current Geneva Sub-Advisory Agreement, effective upon the termination of the Initial Geneva Sub-Advisory Agreement.  The Current Geneva Sub-Advisory Agreement is substantially similar in material respects to the Initial Geneva Sub-Advisory Agreement, except for general updating of various obligations to reflect current practices, including notifications, and certain liability-related matters.  The fee payable to Geneva by Dreyfus, and the scope of services that Geneva is required to provide in managing its allocated portion of the Fund's portfolio, are substantially the same under the Current Geneva Sub-Advisory Agreement and the Initial Geneva Sub-Advisory Agreement.

As a result of the Transaction, Geneva is majority owned by Henderson (through its affiliate, Henderson Global Investors (North America) Inc.), a London-based global investment management firm established in 1934.  With $127.7 billion in assets under management as of June 30, 2014, offices in 16 countries and approximately 1,000 employees worldwide, Henderson professes to follow a client-led philosophy while providing its institutional, retail and high net worth clients with access to skilled investment professionals representing a broad range of asset classes.  Since 2001, Henderson has been offering U.S. investors a family of globally focused mutual funds, among its other diverse offerings.

Geneva

Geneva is located at 100 E. Wisconsin Avenue, Suite 2550, Milwaukee, Wisconsin 53202.  As of September 30, 2014, Geneva had approximately $5.4 billion in assets under management.

Geneva seeks to identify high quality companies with low leverage, superior management, leadership positions within their industries, and a consistent, sustainable record of growth in managing its allocated portion of the Fund's assets.  In selecting stocks, Geneva emphasizes bottom-up fundamental analysis to develop an understanding of a company supplemented by top-down considerations which include reviewing general economic and market trends and analyzing their effect on various industries. Geneva also seeks to screen out high risk ideas, such as turnaround stories, initial public offerings and companies that are highly leveraged, non-U.S. based, or do not have earnings.  Geneva's objective is to find companies that perform well over long periods of time.  Portfolio managers occasionally trim positions to take profits and maintain diversification, while using a proprietary valuation model that adds discipline to the investment process.  Geneva generally will sell a stock if it perceives a major change in the long-term outlook for the company or its industry, the stock becomes extremely overvalued based on Geneva's proprietary valuation model or for portfolio diversification.  As of September 30, 2014, approximately 14% of the Fund's assets were allocated to Geneva.

William A. Priebe, CFA, Amy S. Croen, CFA, Michelle J. Picard, CFA and William Scott Priebe have been responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by Geneva since the Fund's inception in July 2010.  Mr. William A. Priebe and Ms. Croen are managing directors and portfolio managers with Geneva, which they co-founded.  Ms. Picard is managing director and portfolio manager with Geneva, where she has been employed since 1999.  Mr. William Scott Priebe is managing director and portfolio manager with Geneva, where he has been employed since 2004.  Each member of the Geneva investment team is responsible for both research and portfolio management functions.

Geneva currently serves as sub-adviser to the following registered investment company, which has a similar investment objective and similar investment policies as the Fund:

Name of Investment Company	Net Assets (as of 9/30/14)	Advisory Fee Rate
Nationwide Mutual Funds Geneva Small Cap Growth Fund	$142 million	*

*
The Advisory Fee Rate is not disclosed pursuant to reliance on an exemptive order granted by the SEC, which permits sub-investment advisory fees to be disclosed only in the aggregate for multiple sub-advisers in a manager of managers arrangement.

Geneva is not affiliated with Dreyfus, and Geneva discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the Current Geneva Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates Geneva out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the continuation of Geneva as a sub-adviser for the Fund or the implementation of the Current Geneva Sub-Advisory Agreement.  The fees paid by Dreyfus to Geneva depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated Geneva.  In accordance with procedures adopted by the Board, Geneva may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

The following is a list of persons (to the extent known by the Fund) who are deemed to control Geneva by virtue of ownership of stock or other interests of Geneva:  Amy S. Croen, William A. Priebe, Michelle Jean Picard, Kris Amborn, William S. Priebe, James Gerard O'Brien, Christopher Keene Yarbrough, Charles Spurgeon Thompson, Scott E. Volk, Henderson Global Investors (North America) Inc., Henderson International Inc., Henderson Global Investors (International Holdings) BV, Henderson Holdings Limited, Henderson Global Investors (Holdings) PLC, HGI Group Limited, Henderson Holdings Group Limited, Henderson Global Group Limited, Henderson Group Plc, Henderson Group Holdings Asset Management Limited and HGI Asset Management Group Limited.

Current Geneva Sub-Advisory Agreement

The Current Geneva Sub-Advisory Agreement was approved by the Board at the July Meeting, which was called for the purpose of approving the Current Geneva Sub-Advisory Agreement.  The Current Geneva Sub-Advisory Agreement will continue until November 30, 2015, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.

The Current Geneva Sub-Advisory Agreement is substantially similar in material respects to the Initial Geneva Sub-Advisory Agreement, except for general updating of various obligations to reflect current practices, including notifications and certain liability-related matters.  The fee payable to Geneva by Dreyfus, and the scope of services that Geneva is required to provide in managing its allocated portion of the Fund's portfolio, are substantially the same under the Current Geneva Sub-Advisory Agreement and the Initial Geneva Sub-Advisory Agreement.

The Current Geneva Sub-Advisory Agreement provides that, subject to Dreyfus' supervision and approval, Geneva provide investment management of the portion of the Fund's assets allocated to it.  Geneva, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to it and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placing of portfolio transactions for execution with brokers.  Geneva also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets.  The Current Geneva Sub-Advisory Agreement provides that Geneva shall exercise its best judgment in rendering services to the Fund and that Geneva will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Geneva's duties, or by reason of Geneva's reckless disregard of its obligations and duties, under the Current Geneva Sub-Advisory Agreement.

The Current Geneva Sub-Advisory Agreement provides that Geneva be compensated based on the average daily net assets of the Fund allocated to Geneva.  Geneva is compensated from the management fee that Dreyfus receives from the Fund.  Geneva generally will bear the expenses it incurs in connection with its activities under the Current Geneva Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.

The Current Geneva Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on 60 days' notice to Geneva; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on 60 days' notice to Geneva; or (iii) Geneva on not less than 90 days' notice to the Company and Dreyfus.  The Current Geneva Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, the Current Geneva Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.

Considerations of the Board

At the July Meeting, the Board discussed the Transaction with representatives of Dreyfus, as well as the terms of the Current Geneva Sub-Advisory Agreement and the implications, if any, that the closing of the Transaction would have for Geneva's performance as a sub-adviser to the Fund.  At the July Meeting, representatives of Dreyfus confirmed that there would be no change in Geneva's investment process for managing its allocated portion of the Fund's investment portfolio as a result of the Transaction.

At the July Meeting, Dreyfus recommended the approval of the Current Geneva Sub-Advisory Agreement, pursuant to which Geneva would continue to serve as a sub-adviser to the Fund.  The recommendation for the approval of the Current Geneva Sub-Advisory Agreement was based on the following considerations, among others:  (i) the Transaction was not expected to have a material impact on the nature, extent or quality of the sub-investment advisory services that Geneva provides to the Fund; (ii) the Geneva personnel who have been principally responsible for managing Geneva's allocated portion of the Fund's investment portfolio would continue to serve in their respective senior capacities with Geneva following the Transaction; and (iii) the terms of the Current Geneva Sub-Advisory Agreement were substantially similar in material respects to the Initial Geneva Sub-Advisory Agreement.  The Board also considered the fact that Dreyfus continued to express confidence in Geneva and its investment management capabilities.

At the July Meeting, the Board, including a majority of the Independent Directors, considered and approved the Current Geneva Sub-Advisory Agreement.  In determining whether to approve the Current Geneva Sub-Advisory Agreement, the Board considered the materials prepared by Dreyfus received in advance of the November 4-5, 2013 Board meeting and the July Meeting and other information, which included:  (i) a copy of a form of the Current Geneva Sub-Advisory Agreement; (ii) information regarding the Transaction and Dreyfus' rationale for retaining Geneva following the closing of the Transaction; (iii) information regarding Geneva's investment process; (iv) information regarding Geneva's reputation, investment management business, personnel, and operations, and the effect that the Transaction may have on Geneva's business and operations; (v) information regarding Geneva's brokerage and trading policies and practices; (vi) information regarding the level of sub-investment advisory fees charged by Geneva; (vii) information regarding Geneva's historical performance returns managing its allocated portion of the Fund's portfolio, including information comparing that performance to a relevant index; (viii) information regarding Geneva's compliance program; and (ix) Geneva's Form ADV.  The Board also considered the substance of discussions with representatives of Dreyfus at the November 4-5, 2013 Board meeting and the July Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

Nature, Extent and Quality of Services to be Provided by Geneva.  In examining the nature, extent and quality of the services that had been furnished by Geneva to the Fund under the Initial Geneva Sub-Advisory Agreement, and were expected to be provided by Geneva to the Fund under the Current Geneva Sub-Advisory Agreement, the Board considered:  (i) Geneva's organization, history, reputation, qualification and background, as well as the qualifications of its personnel; (ii) Geneva's expertise in providing portfolio management services to the Fund and the performance history of Geneva's allocated portion of the Fund's portfolio; (iii) Geneva's investment strategy for the Fund; (iv) Geneva's performance relative to unmanaged indices; and (v) Geneva's compliance program.  The Board also considered the review process undertaken by Dreyfus and Dreyfus' favorable assessment of the nature and quality of the sub-investment advisory services provided and expected to be provided to the Fund by Geneva after consummation of the Transaction.  The Board also noted that the executive and portfolio management teams of Geneva were expected to stay in place after consummation of the Transaction.  The Board concluded that the Fund and its shareholders would continue to benefit from the quality and experience of Geneva's investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services provided by Geneva under the Initial Geneva Sub-Advisory Agreement, as well as Geneva's ability to render such services based on its experience, operations and resources, were adequate and appropriate for the Fund in light of the Fund's investment objective, and supported a decision to approve the Current Geneva Sub-Advisory Agreement.

Investment Performance of Geneva.  The Board considered Geneva's investment performance in managing its allocated portion of the Fund's portfolio as a factor in evaluating the Current Geneva Sub-Advisory Agreement.  The Board compared this historical performance to a relevant benchmark and concluded that Geneva's historical performance record in managing its allocated portion of the Fund's investment portfolio, when viewed together with the other factors considered by the Board, supported a decision to approve the Current Geneva Sub-Advisory Agreement.

Costs of Services to be Provided and Profitability.  The Board considered the proposed fee payable under the Current Geneva Sub-Advisory Agreement, noting that the proposed fee would be paid by Dreyfus and, thus, would not impact the fees paid by the Fund.  The Board recognized that, because Geneva's fee would be paid by Dreyfus, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered a profitability analysis of Dreyfus and its affiliates.  The Board noted that the fee payable to Geneva by Dreyfus under the Current Geneva Sub-Advisory Agreement was the same as that payable under the Initial Geneva Sub-Advisory Agreement and, thus, approval of the Current Geneva Sub-Advisory Agreement had no impact on Dreyfus' profitability.  The Board concluded that the proposed fee payable to Geneva by Dreyfus with respect to the assets to be allocated to Geneva in its capacity as sub-adviser was reasonable and appropriate and Dreyfus' profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by Dreyfus and Geneva under the Current Geneva Sub-Advisory Agreement.

Economies of Scale to be Realized.  The Board recognized that, because Geneva's fee would continue to be paid by Dreyfus, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, consideration of economies of scale with respect to Geneva was not relevant to the Board's determination to approve the Current Geneva Sub-Advisory Agreement.

The Board also considered whether there were any ancillary benefits that accrued to Geneva as a result of Geneva's relationship with the Fund.  The Board concluded that Geneva may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that Geneva was required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus monitored and evaluated Geneva's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.  The Board concluded that the benefits that had accrued and were expected to continue to accrue to Geneva by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the approval of the Current Geneva Sub-Advisory Agreement was in the best interests of the Fund, and approved the Current Geneva Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

Other Fund Service Providers

MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian.

Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's transfer and dividend disbursing agent.

Payments to Affiliated Brokers

During the Fund's most recent fiscal year ended May 31, 2014, the Fund did not pay any commissions to affiliated brokers.

Certain Beneficial Ownership

As of October 23, 2014, the Fund had 20,388,444.132 total shares of common stock issued and outstanding.  Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of October 23, 2014.

Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

American Enterprise Omnibus 2003 Ameriprise Financial Center Minneapolis, MN 55474-0020	50,050.827	35.4521%

National Financial Services LLC FBO Its Customers Attn: Mutual Funds Department, 4th Floor 499 Washington Boulevard Jersey City, NJ 07310	32,408.119	22.9554%

JP Morgan Clearing Corp. 3 Chase Metrotech Center Brooklyn, NY 11245-0001	9,839.294	6.9694%

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	9,525.099	6.7468%

Class C

Raymond James Omnibus for Mutual Funds 880 Carillon Pkwy Saint Petersburg, FL 33716-11102	5,858.755	41.9425%

American Enterprise Investment Mutual Fund Omnibus 2003 Ameriprise Financial Center Minneapolis, MN 55474-0020	3,625.906	25.9577%

RBC Capital Markets LLC Mutual Fund Omnibus Processing 510 Marquette Avenue South Minneapolis, MN 55402-1110	3,476.850	24.8906%

Class I

Charles Schwab Company Inc. 101 Montgomery Street San Francisco, CA 94104-4151	470,584.371	52.1140%

National Financial Services LLC 499 Washington Boulevard Jersey City, NJ 07310	53,622.929	5.9384%

PIMS/Prudential Retirement 52 Sunrise Park Road New Hampton, NY 10958	52,597.279	5.8248%

BNY Mellon P.O. Box 3198 Pittsburgh, PA 15230-3198	48,527.134	5.3740%

Class Y

SEI Private Trust Company One Freedom Valley Drive Oaks, PA 19456	18,724,629.531	96.8667%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.

As of October 23, 2014, Robin A. Melvin, a Director of the Company, beneficially owned 3,088.031 Class A shares of the Fund, representing 2.19% of the outstanding Class A shares of the Fund.  As of October 23, 2014, none of the other Directors or officers of the Company owned any of the Fund's outstanding shares of common stock.

OTHER MATTERS

Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders.  One of these conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.